Exhibit 23.3

Beijing Boyan Zhishang Information Consulting Co., Ltd.

Instructions for Authorized Use of Market Research Report

On July 12, 2022, Beijing Boyan Zhishang Information Consulting Co., Ltd. (the “Company”) was entrusted by Yilan Technology (Changzhou) Co., Ltd. (“Yilan”) to conduct research on the Analysis Report on the Market Status and Future Development Trend of Global and China Oilfield Vehicle Equipment Industry and the Analysis Report on the Market Status and Future Development Trend of Global and China Oilfield Special Purpose Vehicle (collectively, the “Reports”). The first draft of the Reports was completed in July 2023. After discussion, supplement and revision, the Reports were finalized and released on September 19, 2023. We consent to Yilan using the Reports. Yilan is hereby authorized to use or cite our Reports in industry speeches, public or non-public investment and financing roadshow materials, company prospectuses, etc.

Beijing Bo Yan Zhi Shang Information Consulting Co., Ltd

(Company stamp)

September 19th, 2023